Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES REPORTS FISCAL FOURTH QUARTER 2005 RESULTS AND PROVIDES EARNINGS PER SHARE GUIDANCE FOR FISCAL 2006

NEW YORK, April 19, 2005 ---- Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today reported revenues and earnings for its fiscal fourth quarter and twelve months ended March 31, 2005.

Fourth Quarter Results

Net sales for the quarter decreased 15% to $618,285,000 from $725,080,000 in the prior year's fourth quarter as a result of the launch of generic equivalents of the Company's antidepressant Celexa® (citalopram HBr). Sales in the current quarter included $406,432,000 for Forest's antidepressant franchise which was comprised of $399,381,000 of Lexapro® (escitalopram oxalate), $6,197,000 of Celexa, and $854,000 of generic citalopram, all selective serotonin reuptake inhibitors (SSRIs). Antidepressant sales in last year's fourth quarter were $597,493,000 consisting of $351,838,000 of Lexapro and $245,655,000 of Celexa. Sales of Namenda®, a NMDA receptor antagonist for the treatment of moderate to severe Alzheimer's disease, were $93,945,000 compared to $34,295,000 in the year ago quarter. Earnings from the co-promotion agreement with Sankyo Pharma for Benicar®* and Benicar HCT™, antihypertensive therapies, totaled $21,329,000 in the current quarter.

Net income in the current quarter decreased 64% to $52,755,000, or $0.15 per share, as compared to net income of $145,482,000, or $0.38 per share, in the fourth quarter of the prior year. Net income in the quarter was reduced by a one-time special charge of $91 million, or $0.25 per diluted share outstanding, related to taxes associated with $1.239 billion of funds repatriated under the American Jobs Creation Act of 2004. Excluding the one-time charge, earnings per share would have equaled $0.40. Selling, general and administrative expenses decreased 11% from last year's fourth quarter to $266,459,000. Research and development spending decreased 23% to $61,758,000 during the quarter. Research and development expense in the year ago quarter included upfront payments, including a payment of $25 million to Cypress Bioscience, Inc. for the signing of a development and marketing agreement for milnacipran.

During the quarter Forest repurchased an additional 7.8 million shares under its exiting share repurchase program increasing the program-to-date total to 23.9 million shares. The Company continues to have an additional 6.1 million shares available for repurchase under the existing 30 million share authorization.

Twelve Months Results

Net sales for the fiscal year ended March 31, 2005 increased by 15% to $3,052,408,000 from reported net sales of $2,650,432,000 in fiscal 2004. For the fiscal year, total antidepressant franchise sales were $2,263,310,000 which was comprised of $1,605,296,000 of Lexapro, $653,450,000 of Celexa and $4,564,000 of generic citalopram. Antidepressant franchise sales in fiscal 2004 were $2,176,238,000 which was comprised of $1,088,957,000 of Lexapro and $1,087,281,000 of Celexa. Net sales of Namenda were $322,707,000 for fiscal 2005 versus $45,472,000 for fiscal 2004.

Net income for the twelve months ended March 31, 2005 increased 14% to $838,805,000 from net income of $735,874,000 reported in the prior year. Excluding the one-time $91 million tax charge, net income increased 26% to $929,462,000 from net income of $735,874,000 in the prior year. Selling, general and administrative expenses increased 12% to $993,715,000, while research and development spending increased 19% to $293,659,000 during the year. Diluted earnings per share for fiscal 2005 equaled $2.25 compared to diluted earnings per share of $1.95 in fiscal 2004 and would have been $2.50 excluding the one-time tax charge.

Fiscal 2006 Guidance

Regarding the fiscal year ending March 31, 2006, the first full fiscal year with generic competition for Celexa, the Company expects that fully diluted earnings per share will be approximately $2.30. Forest projects that quarterly earnings per share in the fiscal first quarter of 2006 will be higher than reported earnings per share in the fiscal fourth quarter of 2005 and that quarterly earnings per share will show sequential growth through fiscal 2006. The Company anticipates that net sales for the year will be approximately $50 million lower than the $3,052,408,000 reported in fiscal 2005 but that net revenue, which includes the earnings contribution from Benicar, interest income and other income will increase slightly from reported net revenue in fiscal 2005 of $3,159,639,000.

Forest anticipates continued growth in revenue for its three principle marketed products, Lexapro, Namenda and Benicar, as well as revenue contribution from our two recently launched products, Campral® for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation and Combunox™ for the short-term management of acute moderate to severe pain. Campral and Combunox will reduce earnings in fiscal 2006 during their launch phase but should contribute to earnings in the future.

Key assumptions supporting the fiscal year forecast include the following: For Lexapro, a projected decline in overall prescription volume for the underlying SSRI/SNRI antidepressant market as a whole of approximately 0.5% and an increase in Lexapro's total prescription market share from 19.7% at March 31, 2005 to approximately 21.5% at March 31, 2006. This increase in market share along with a price increase should generate Lexapro sales of slightly less than $2 billion.

Namenda is also expected to increase its total prescription volume and benefit from a projected underlying prescription volume growth for the Alzheimer's market in the 11% range. We anticipate that Namenda sales should be approximately $530,000,000 for the fiscal year.

The Company expects that Benicar will continue to show strong market share gains in fiscal 2006 in a market that will continue to show low double-digit growth. Earnings from Benicar in fiscal 2006 are expected to more than double from fiscal 2005.

For purposes of this forecast the Company is not factoring in any increase in inventory levels at key wholesaler and chain customers but rather anticipating that current levels of approximately two weeks supply will be an average level throughout our fiscal year.

The fiscal 2006 projection includes an approximate 10% increase in selling, general and administrative expenses which would imply spending near the $1.1 billion level. Research and development spending is expected to increase by approximately 25% during the year to $365,000,000 to support numerous clinical development programs and account for potential milestone payments as these programs progress. The estimate does not include upfront payments, milestone or research payments for new products the Company may license during the fiscal year.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "Fiscal 2005 demonstrated Forest's ability to replace lost profits from Celexa by continuing to successfully position our key products, Lexapro, Namenda and Benicar in the marketplace. During the just completed fiscal year, all of our principle promoted products increased their prescription market share and continue to be viewed by physicians as important treatments for their respective disease states. In addition, our business development group successfully completed development agreements with three new partner companies for three new product candidates. We believe that our pipeline includes promising product opportunities and we continue to look forward to entering into additional development agreements."

Mr. Solomon continued: "For fiscal 2006, although quarterly earnings per share comparisons will be more difficult earlier in the year, the Company is on track to generate meaningful earnings per share despite the availability of generic Celexa. During the year our salesforce will focus on maximizing the in-market potential of our currently promoted products while our Research Institute will continue to progress on its development programs."

Mr. Solomon added: "The Lexapro patent infringement case is expected to proceed on schedule with a May 9, 2005 trial date. Forest remains confident in the strength of the Lexapro patent."

Forest Management will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live on the Company's website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until April 30, 2004 at both websites and also by dialing 1 800 642 1687 (US investors) or +1 706 645 9291 (international investors) passcode 5519975.

About Forest Laboratories and Its Products

Forest Laboratories' growing line of products includes: Lexapro® (escitalopram oxalate), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder in adults; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Benicar® * (olmesartan medoxomil), an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar* HCT® (olmesartan medoxomil hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; Campral® * (acamprosate calcium), a glutamate receptor modulator, indicated for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation in combination with psychosocial support; and Combunox™ (Oxycodone HCl and Ibuprofen), an opioid and NSAID combination indicated for the short-term management of acute, moderate to severe pain.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and on form 10-Q for the periods ended June 30, September 30, and December 31, 2004.

*Benicar is a registered trademark of Sankyo Pharma, Inc., and Campral is a registered trademark under license from Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(In thousands, except per share amounts)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Revenues:
Net sales	$618,285	$725,080	$3,052,408	$2,650,432
Contract revenue	22,313	687	61,369	5,810
Other income	12,638	7,372	45,862	24,032
Net revenues	653,236	733,139	3,159,639	2,680,274

Costs and expenses: Cost of goods sold	142,212	169,105	687,510	608,474
Selling, general and administrative	266,459	298,112	993,715	888,517
Research and development	61,758	80,713	293,659	246,461
	470,429	547,930	1,974,884	1,743,452

Income before income tax expense	182,807	185,209	1,184,755	936,822

Income tax expense	130,052	39,727	345,950	200,948

Net income	$ 52,755	$145,482	$ 838,805	$ 735,874
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Net income per common and common
equivalent share:

Basic	$0.15	$0.39	$2.30	$2.01
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Diluted	$0.15	$0.38	$2.25	$1.95
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Weighted average number of common and common equivalent shares outstanding:

Basic	351,023	368,537	363,991	365,447
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Diluted	356,989	381,088	372,090	376,779
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